INDUCEMENT AGREEMENT

          This INDUCEMENT AGREEMENT (the "Agreement"), dated as of July 29, 2005, is by and between Vsource, Inc., a Delaware corporation ("Vsource") and Clinicis, Inc., a California corporation ("Clinicis").

          WHEREAS, Vsource (USA), Inc., a Delaware corporation and wholly-owned subsidiary of Vsource and Clinicis-Phoenix Surgery Center, LLC, an Arizona limited liability company and wholly-owned subsidiary of Clinicis are entering into a loan agreement of even date herewith (the "Loan Agreement") providing for the loan of One Hundred Thousand Dollars ($100,000) by Vsource (USA), Inc. to Clinicis-Phoenix Surgery Center, LLC for working capital; and

          WHEREAS, in order to induce Vsource to cause Vsource (USA), Inc. to enter into the Loan Agreement, Clinicis has agreed to grant to Vsource an option to purchase from Clinicis, 80% of the membership interests in Clinicis-Phoenix Surgery Center, LLC (the "Phoenix Surgery Center Membership Interests"), all on the terms and conditions set forth herein.

          NOW THEREFORE, for and in consideration of the premises, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.    Grant of Option. Subject to the terms and conditions of this Agreement, Clinicis hereby irrevocably grants to Vsource an option (the "Option") to purchase 80% of the Clinicis-Phoenix Surgery Center, LLC Membership Interests (the "Option Interests") for $1.00 (the "Exercise Price").

          2.    Exercise of Option.

2.1. Exercise. Subject to the condition set forth in Section 2.3, the Option may be exercised in its entirety by Vsource (or an affiliate of Vsource) at any time prior to January 28, 2006 (the "Expiration Date"). Any written notice by Vsource of its election to exercise the Option shall extend the Expiration Date for the Option until such time as any proceedings before any court or governmental instrumentality necessary for the exercise of the Option shall be final and non-appealable and until such time as any waiting period prescribed by any applicable law, statute, regulation, order or decree for the exercise of the Option shall have passed.

2.2. Closing. In the event that Vsource (or an affiliate of Vsource) wishes to exercise the Option, Vsource shall give a written notice to Clinicis of its intention to exercise the Option, specifying the place and date for the closing (the "Closing") of such purchase which date shall not be later than ten business days from the date that such notice is mailed or delivered; provided, however that such date shall be extended until such time as any proceedings before any court or governmental instrumentality necessary for the consummation of the purchase of the Option Interests shall be final and non-appealable and until such time as any waiting period prescribed by any applicable law,

NEXT PAGE

statute, regulation, order or decree for the consummation of the purchase of the Option Interests shall have passed.
2.3. Condition to Exercise of the Option. Vsource's ability to exercise the Option is subject only to the condition that: no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States against the delivery of the Option Interests shall be in effect.

          3.    Payment and Delivery of Certificate(s) Representing the Option Interests . At the Closing Vsource (or an affiliate of Vsource) will pay the aggregate purchase price for the Option Interests by delivery of a check payable to the order of Clinicis in the amount of $1.00. At the Closing, Clinicis will deliver to Vsource a certificate or certificates representing the Option Interests so purchased.

          4.    Representations and Warranties of Clinicis. Clinicis hereby represents and warrants to Vsource as follows:

4.1. Due Organization. Clinicis is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power to own its properties and conduct its business as now conducted.

4.2. Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Clinicis and has been duly executed and delivered by Clinicis and constitutes the legal, valid and binding agreement of Clinicis, enforceable against Clinicis in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and principles of equity.

4.3. Option Shares. Clinicis has all required authority and has taken all necessary corporate and other action to authorize and reserve and to permit it to transfer at all times from the date hereof to such time as the obligation to deliver the Option Interests terminates, which, upon transfer pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests whatsoever, including any preemptive right of any of the stockholders of Clinicis or members of Clinicis-Phoenix Surgery Center, LLC.

4.4. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any terms of the Articles of Incorporation or By-laws of Clinicis or any statute, regulation, agreement, instrument, judgment, decree, rule or order applicable to Clinicis.

4.5. No Approvals or Notices Required. The execution, delivery and performance of this Agreement by Clinicis and the consummation by Clinicis of the transactions contemplated hereby will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice by Clinicis under any provision of law applicable to Clinicis.

NEXT PAGE

          6.    Representations and Warranties of Vsource. Vsource hereby represents and warrants to Clinicis as follows:

6.1. Due Organization. Vsource is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all required authority to enter into this Agreement.

6.2. Due Authorization. This Agreement has been duly authorized by all necessary action on the part of Vsource and has been duly executed and delivered by Vsource constitutes the legal, valid and binding agreement of Vsource, enforceable against VSOURCE in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

6.3 Capitalization of Clinicis-Phoenix Surgery Center, LLC. Clinicis is currently the owner of 100% of the membership interests of Clinicis-Phoenix Surgery Center, LLC. No options, warrants or other rights to purchase membership interests of Clinicis-Phoenix Surgery Center, LLC currently exist.

6.3. Distribution. The Option Interests to be acquired upon exercise of the Option will not be taken by Vsource with a view to the public distribution thereof, except as provided herein, and will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended (the "1933 Act").

6.4. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any terms of the Articles of Incorporation or By-laws of Vsource or any statute, regulation, agreement, instrument, judgment, decree, rule or order applicable to Vsource.

6.5. No Approvals or Notices Required. The execution, delivery and performance of this Agreement by Vsource and the consummation by Vsource of the transactions contemplated hereby will not violate (with or without the giving of notice of the lapse of time or both) or require any consent, approval, filing or notice by Vsource under any provision of law applicable to Vsource except for filings required by the HSR Act.

          7.    Changes in Capitalization. So long as the Option is exercisable, Clinicis shall not purchase or cause Clinicis-Phoenix Surgery Center, LLC to issue, or agree to purchase, any additional units of membership interests in Clinicis-Phoenix Surgery Center, LLC and shall not take any other action to affect or make any change in the capitalization of Clinicis-Phoenix Surgery Center, LLC.

NEXT PAGE

          8.    Additional Obligations of Clinicis During Term of Agreement

8.1. No-Shop. During the term of this Agreement, Clinicis shall not sell or enter into any discussions or agreements to sell any of the surgery centers currently managed by Clinicis or entities controlled by Clinicis. Additionally. Clinicis shall not cause any of the surgery centers listed on Schedule A hereto to enter into any type of business transaction with Clinicis or any entity controlled by Clinicis.

8.2. Standstill. During the term of this Agreement, Clinicis shall not without the prior written consent of Vsource:
(i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase, gift or otherwise, any additional securities of Clinicis-Phoenix Surgery Center, LLC eligible to vote in the election of managers or convertible into securities having such right or direct or indirect rights or options to acquire such securities (collectively, the "Voting Securities"); or

(ii) directly or indirectly sell, tender, transfer, pledge, hypothecate or otherwise dispose of or offer or agree to do any of the foregoing (a "Transfer") with respect to any interest in any Voting Securities that are owned "beneficially" (as that term is defined in Rule 13d-3 under the 1934 Act) of record by Clinicis

          9.    Legal Remedies Inadequate. Both Clinicis and Vsource acknowledge that irreparable harm would occur and that money damages would be inadequate in the event that any of the covenants or agreements in this Agreement were not performed in accordance with the terms of this Agreement and therefore each agrees that each party hereto shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          10.    Miscellaneous.

10.1 Assignment. This Agreement shall not be assignable by either party hereto, except that Vsource may assign this Agreement to a direct or indirect wholly-owned subsidiary of Vsource and may assign its registration rights pursuant to Section 11.

10.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.
10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received when so given) by delivery, by cable, telegram or telex, or by registered mail, postage prepaid, return receipt requested, to the respective parties as follows:

NEXT PAGE

If to Clinicis:
19235 Northfleet Way Los Angeles, California 91356
Attention:	Donald A. Cook Chairman and Chief Executive Officer
With copies to:
Robert D. Mosher Nossaman Guthner Knox & Elliott 445 South Figueroa Street, 31st Floor Los Angeles, California 90071
If to Vsource:
Vsource, Inc. 7855 Ivanhoe Lane Suite 200 La Jolla, California 92037
Attention:	David Hirschhorn, Co-Chairman and Co-Chief Executive Officer
With copies to:
Hughes & Luce, L.L.P. 1717 Main Street, Suite 2800 Dallas, Texas 75201
Attention:	I. Bobby Majumder, Esq.
10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

10.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
10.6 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
10.7 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

NEXT PAGE

10.8 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void, voidable or unenforceable, the remaining terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.9 Section Numbers. References herein to Sections are references to Sections of this Agreement unless otherwise stated.
10.10 Person. The word "person" when used in this Agreement shall be broadly construed to include any individual, company, corporation, partnership, joint venture, trust, firm or other entity.

          In Witness Whereof, each party hereto has caused this Agreement to be duly executed as of the day and year first above written.

Vsource, Inc.
By:	/s/ David Hirschhorn
Its:	Co-Chairman and Co-Chief Executive Officer
Clinicis, Inc.
By:	/s/ David A. Cook
Its:	Chairman and Chief Executive officer